Exhibit 10.48

Mobile PET Systems, Inc.

2150 W. Washington Street, Suite 110, San Diego, California USA Tel: (001) 619-226-6738 Fax: (001) 619-226-6889

MOBILE PET SYSTEMS, INC.
EMPLOYMENT AGREEMENT

SECTION ONE
PARTIES

1.1.

This Employment Agreement (this “Agreement”) is made and entered into, and is effective, as of March 18, 2003 (the “Effective Date”), between Mobile PET Systems, Inc., a Delaware corporation (the “Company”), and John H. Mishalanie, an individual (the “Executive”).

SECTION TWO
RECITALS

2.1.

This Agreement is made with reference to the following facts and circumstances:

(a)

The Company desires to employ the Executive on the terms and subject to the conditions set forth below.

(b)

The Executive desires to be employed by the Company on the terms and subject to the conditions set forth below.

2.2.

In consideration of these recitals and the mutual promises set forth below, the Company hereby employs the Executive, and the Executive hereby accepts this employment, on the terms and subject to the conditions set forth in this Agreement.

SECTION THREE
THE EXECUTIVE’S DUTIES

3.1.

Position. The Company shall employ the Executive as the Company’s Senior Vice President of Business Development.

3.2.

Duties. The Executive shall have the responsibilities and perform the duties normally attendant to such position, subject to the direction of the Company’s Chief Executive Officer (the “CEO”), who shall be the Executive’s immediate supervisor, and of the Company’s Board of Directors (the “Board”). The Executive shall also have such additional responsibilities and duties for the Company and its subsidiaries, consistent with his position and expertise, as may be assigned to the Executive from time to time by the CEO or the Board.

3.3.

Full Time Employment. The Executive shall devote his full energies, interest, abilities and productive time to the performance of his duties under this Agreement and shall not, without the Company’s prior written consent, render to others services of any kind for compensation or engage in any other business activity that would, in either case, interfere with the performance of his duties under this Agreement.

3.4.

No Competition During Employment. During the term of his employment by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, shareholder, investor or otherwise, promote, participate or engage in any activity or other business that directly or indirectly competes with the business of the Employer or its subsidiaries. In addition, the Executive, while employed by the Company, shall not take any action without the Employer’s prior written consent to establish, form or become employed by any competing business on termination of his employment by the Company.

3.5.

Place of Employment. Unless otherwise agreed to in writing by the Company, the Executive shall perform the services he is required to perform under this Agreement at the Company’s executive offices as established from time to time by the Board; provided, however, that the Executive may be required from time to time to travel in connection with the performance of his duties for the Company and its subsidiaries.

SECTION FOUR
TERM OF EMPLOYMENT

4.1.

Term. The Company agrees to continue the Executive’s employment and Executive agrees to remain in Company’s employment from the Effective Date until the date when Executive’s employment terminates pursuant to Section Eight below (the “Employment Period”). The Executive’s performance will be reviewed after the first sixty (60) days of employment (the “Probationary Period”). The Executive’s employment with the Company shall be “at will,” which means that either the Executive or the Company may terminate Executive’s employment at any time, for any reason, with “Cause” or “Without Cause.” Any contrary representations, which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company regarding the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by the Executive and the Chairman of the Board.

SECTION FIVE
COMPENSATION

5.1.

Base Salary. The Company shall pay the Executive a base salary (“Salary”) at the rate of $5,000 bi-weekly ($130,000 per annum). The Company shall pay such Salary in arrears in accordance with Company’s standard payroll practices in effect from time to time. The Executive’s Salary shall be reviewed and considered for possible increase by the Board based upon its determination and evaluation of his performance and such other factors, if any, as it may deem appropriate, not less frequently than annually.

5.2.

Discretionary Bonus. The Company shall provide the Executive the opportunity to earn a bonus as set forth in Exhibit A hereto. Such bonus shall be in lieu of any other bonus plan available to executives of the Company.

5.3.

Options. Concurrently and as of even date herewith, the Company shall grant to the Executive options or warrants (“Options”) covering 250,000 shares (the “Option Shares”) of the Company’s common stock, $.0001 par value (the “Common Stock”). The Options shall vest in equal monthly installments over a three-year period commencing on the Effective Date (e.g., first monthly vesting will occur on April 30, 2003), subject to the Executive continuing to be employed hereunder at the time specified for vesting, shall be exercisable to the extent then vested and shall be exercisable at an exercise price (“Exercise Price”) per Option Share equal to the closing price per share of Common Stock on the OTCBB exchange on the date which Executive commences his employment, and shall expire to the extent not theretofore exercised upon the earliest to occur of (a) the fourth anniversary of the Effective Date; (b) 90 days following the date of termination of the Executive’s employment for any reason other than those set forth below in this Section 5.3(c) hereof; or (c) immediately in the event of any termination by the Company of the Executive’s employment pursuant to Section 8.1 or Section 8.3 hereof. The number of Option Shares and the Exercise Price thereof shall be subject to equitable and proportionate adjustment as determined by the Board from time to time to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar events of dilution. The Options will not be exercisable by the Executive unless or except to the extent that (a) the underlying Option Shares are registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws (collectively, the “Securities Laws”), or (b) in the reasonable opinion of counsel to the Company, exemptions from the registration and qualification provisions of such Securities Laws are applicable to the transaction. The Options will also contain such investment representations by the Executive as may reasonably be requested by the Company’s counsel to insure compliance with applicable Securities Laws. The Options shall be issued pursuant to a stock option plan or stock option agreement approved by the Board of Directors of the Company and will be contained in a separate document in customary form dated as of the Effective Date and executed by the Company and the Executive on the date hereof or promptly thereafter; and, pending such execution, this Section 5.3 shall be deemed to constitute the grant of and contain the terms of the Options. The grant and exercise of such Options shall be subject to the Company’s completion of any and all required or necessary state or federal securities filings and/or disclosure documents.

SECTION SIX
EXECUTIVE BENEFITS

6.1.

General. The Company shall provide the Executive with the same executive benefits (such as health insurance, sick leave, disability insurance), if any and if needed, that it provides to its other executives generally, as and when he becomes eligible for them. In addition, the Executive shall be entitled to three weeks of vacation per year. One week of vacation may be scheduled after the first six months of employment.

6.2.

Expense Reimbursement. The Company shall reimburse the Executive for his reasonable and necessary out-of-pocket expenses incurred in the performance of his duties under this Agreement, upon his timely submission of written requests therefore together with such receipts and documentation as the Company may reasonably request, all in accordance with the Company’s policies and procedures in effect from time to time.

SECTION SEVEN
OWNERSHIP OF INTANGIBLES

7.1.

All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during his employment by the Company, whether or not conceived or developed during his working hours, and with respect to which the Company’s equipment, supplies, facilities or trade secret information were used, or that relate at the time of conception or reduction to practice of the invention to the Company’s business or to its actual or demonstrably anticipated research and development, or that result from any work performed by the Executive for the Company (or its subsidiaries), shall be the sole property of the Company. The Executive shall disclose to the Company all inventions conceived by the Executive while employed by the Company and for one year thereafter, whether or not the property of the Company under the preceding sentence, provided that such disclosure shall be received by the Company in confidence. The Executive shall execute all documents, including patent applications and assignments, required by the Company to establish its rights under this Section 7.1.

SECTION EIGHT
TERMINATION

8.1.

Termination by the Company, for Cause. The Company may terminate the Executive’s employment and this Agreement at any time without notice if at any time from and after the Effective Date the Executive is convicted of a felony, or of a misdemeanor involving fraud or other moral turpitude; is guilty of gross or habitual inattention to or carelessness or willful misconduct in the performance of his duties; is guilty of inattention to or carelessness in the performance of his duties that is not cured within ten days after written notice thereof by the Company; is guilty of any material breach of this Agreement that is not cured within ten days after written notice thereof; fails to abide in any material respects with the Company policies and procedures from time to time in effect; or fails to comply with any lawful orders or directions of the CEO or the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical.

8.2.

Termination by the Company Without Cause. The Company may terminate the Executive’s employment and this Agreement at any time for any reason whatsoever or no reason, by giving the Executive written notice of its election to do so. If the Company terminates the Executive’s employment and this Agreement other than for the reasons set forth in Section 8.1, the Executive agrees to execute a release that, in form and substance, is reasonably satisfactory to the Company and releases and discharges the Company and its subsidiaries and their respective officers, directors, employees and representatives from all liabilities of any type they might otherwise be deemed to have to the Executive.

8.3.

Termination by Resignation. The Executive may terminate this Agreement by giving the Company not less than 30 days’ prior written notice of resignation. The Executive shall not be entitled to any Salary or other compensation accruing after the effective date of his resignation under Section 8.2 if he terminates this Agreement.

8.4.

Termination on Disability. If, at the end of any consecutive 90-day period during the Term, the Executive is and has been for the consecutive 90-day period then ending, or for 80% or more of the normal working days during such consecutive 90-day period unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal and regular manner, the Executive’s employment and this Agreement shall then terminate, subject to the Executive’s right to receive any disability benefits then provided by the Company.

8.5.

Termination By Death. The Executive’s employment and this Agreement shall terminate upon the Executive’s death, subject to Executive’s estate being entitled to receive any death benefits then provided by the Company.

8.6.

Rights and Obligations After Notice of Termination. If either the Company or the Executive gives notice of termination of this Agreement, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, the Company may, in its sole discretion and subject to its other obligations under this Agreement, relieve the Executive of his duties under this Agreement.

SECTION NINE
CONFIDENTIAL INFORMATION

9.1.

Confidential Information. During the period of time that the Company has been in business, it has acquired, created and developed, and will continue to acquire, create and develop certain confidential and proprietary information, which the Executive has been and will continue to be exposed to, and he has had and will continue to have an opportunity to learn about the Company’s (and its subsidiaries’), customers and employees (including records and information pertaining to such customers and employees, and to the relationship between these customers and employees and the Company and its subsidiaries), operations, methods of doing business, research and development, know-how, formulas, processes, trade secrets, computer programs, algorithms, finances (including all non-public financial statements and information), and other confidential and proprietary information belonging to the Company and its subsidiaries (collectively, “Confidential Information”). The term, “Confidential Information,” includes all documents, materials, and information concerning the Company that heretofore have been or hereafter are furnished, made available, or otherwise disclosed to or created by the Executive, except information that was or becomes generally available to the public other than as a result of a disclosure by or through the Executive. All such information is considered secret and has been and shall at all times be deemed to be disclosed to the Executive in strict confidence. Executive shall keep such Confidential Information confidential pursuant to the terms hereof and the Employee Non-Disclosure Agreement executed by Executive.

9.2.

Disclosure of Confidential Information. Except as required in the performance of his duties hereunder, the Executive shall not directly or indirectly disclose to any third person any of the Company’s or its subsidiaries’ Confidential Information or use any such Confidential Information for any purpose without the Company’s prior written consent. This covenant shall survive the termination of this Agreement.

9.3.

Unfair Competition. The Executive understands, acknowledges and agrees that the Company is engaged in the business of providing and operating Positron Emission Tomography, and hopes to expand those services to new geographical areas throughout the world. For so long as the Executive is an employee of the Company, he agrees that he will not directly or indirectly compete with the business of the Company or its subsidiaries anywhere in the world. As used in the preceding sentence, “compete” means, but is not necessarily limited to, the Executive engaging in or carrying on, either for himself or as an officer, director, executive, shareholder, partner, member, agent, associate, consultant or affiliate of, or investor in any other person or entity that is engaged in any activity described in the first sentence of this Section 9.3 or that is competitive with any such activity. The Executive also agrees that for so long as the Executive is an employee of the Company, he will not directly or indirectly recruit, hire, assist others in recruiting or hiring, or refer to others concerning employment, any other person who is an employee of the Company or any affiliate of the Company.

9.4.

Equitable Enforcement. The Executive represents and agrees that he finds the restrictions contained in Sections 3.4, 9.2 and 9.3 hereof to be fair and reasonable. He also understands, acknowledges and agrees that if he were to breach any of his obligations contained in Sections 3.4, 9.2 or 9.3 hereof, the Company would suffer immediate and irreparable harm, and that an award of money damages would not be adequate to fully compensate the Company for such harm. Accordingly, if the Executive breaches or threatens to breach any of his obligations contained in Sections 3.4, 9.2 or 9.3 hereof, the Company shall be entitled to a temporary restraining order and a preliminary or temporary injunction, from any court having jurisdiction, until the issue of such breach or threatened breach is finally determined by arbitration pursuant to Section 10 hereof. If such court determines that it is reasonably likely that an arbitrator or arbitrators will find that any of those obligations are not enforceable, in whole or in part, due to any unreasonable restriction of duration, geographical area or activity, or any combination thereof, such court shall nevertheless enjoin the breach thereof as to such duration, geographical area and activity that the court determines is fair and reasonable, pending arbitration proceedings to settle any controversy or claim relating to the enforceability of the Executive’s obligations under Sections 3.4, 9.2 or 9.3 hereof. The court shall not require the Company to post any bond or other surety as a condition to granting and maintaining any temporary restraining order or preliminary injunction pursuant to this Section 9.4.

SECTION TEN
DISPUTE RESOLUTION

10.1.

Binding Arbitration. Except to the extent otherwise expressly provided for herein, any controversy or claim arising out of or relating to this Agreement, or a breach of this Agreement, shall be settled exclusively by binding arbitration, in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before a panel of three arbitrators, one appointed by each of the Company and the Executive, and the third chosen by the two so appointed. The decision of the arbitrators shall be final, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The prevailing party shall be awarded reasonable attorneys and arbitration costs.

10.2.

Interim Relief from a Court. In addition to the interim equitable enforcement provisions of Section 9.4, any party may request a court to provide interim or provisional relief, and such request shall not be deemed incompatible with this agreement to arbitrate or as a waiver of that agreement.

10.3.

Equitable Enforcement. The parties acknowledge and agree that in the event of a breach or threatened breach of this Agreement, or a party’s failure to perform any provision hereof to be performed by that party, damages would be extremely difficult if not impossible to determine, and that the other parties to this Agreement would not have any adequate remedy at law. The parties agree that an arbitrator may grant injunctive relief and specific performance in his or her award, and that any court having jurisdiction may enforce such equitable relief.

10.4.

Reformation. In any arbitration proceedings relating to the Executive’s obligations under Sections 3.4, 9.2 or 9.3 above, if the arbitrators should find any of the restrictions contained in those sections or any of the Executive’s obligations thereunder to be unenforceable, in whole or in part, due to any unreasonable restriction of duration, geographical area or activity, or any combination thereof, then the arbitrators shall have the Executive’s and the Company’s express authority to reform those restrictions and obligations to reasonable restrictions and obligations, and to grant the Company any other legal or equitable relief reasonably necessary to protect the Company’s interest in its Confidential Information, and to prevent the Executive from unfairly competing with the Company.

SECTION ELEVEN
MISCELLANEOUS PROVISIONS

11.1.

Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings, commitments and practices between them with respect to such subject matter. No amendments to this Agreement may be made except by a writing signed by both parties.

11.2.

Law Governing. This Agreement shall be construed and enforced in accordance with the laws of California.

11.3.

Notices. All notices, consents and other communications under this Agreement shall be in writing (including facsimile transmissions) and shall be deemed given on the earliest of (a) the day of actual receipt; (b) the day sent by facsimile transmittal with electronic confirmation of receipt, if sent on a business day before 5:00 p.m., the recipient’s time, otherwise the next business day after the day sent; (c) the next business day after delivery to a national delivery service for overnight delivery, with delivery receipt requested; and (d) the fifth business day after deposit in the United States mail, certified or registered with postage prepaid, return receipt requested, in any such case addressed to the parties as set forth below or at such other address as a party may specify by notice given pursuant to this Section 11.3:

IF TO THE COMPANY:	IF TO THE EXECUTIVE:

At its principal executive offices	At his most recent address reflected in the Company’s records

11.4.

Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

11.5.

Binding Effect. This Agreement shall bind and accrue to the benefit of the parties and their respective successors in interest.

11.6.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth in Section 1.1 above.

THE COMPANY: MOBILE PET SYSTEMS, INC., by direction of its Board of Directors	THE EXECUTIVE: JOHN H. MISHALANIE
By:	By:

Paul J. Crowe, President and CEO	John H. Mishalanie
Date Signed:	Date Signed:

Exhibit A
Bonus Plan

The Company shall provide the Executive the opportunity to earn a bonus up to an additional $110,000 for the first year of Executive’s employment, as follows:

• Maintenance of existing number of service contracts:	$20,000.00
• Eight (8) additional units sold during first year:	$30,000.00*
• Next additional four Units (Units 9-12):	$5,000.00 each
• Next additional four Units (Units 13-16), or more:	$10,000.00 each

*Requisite of eight (8) total Units, exclusive of any partial number thereof.

Operational fixed-sites will be viewed as full Units and an additional $1,000.00 will be paid for each, over and above the applicable bonus amount.

If applicable, the bonus for maintenance of existing number of service contracts will be paid in two equal installments with the first payment occurring after six months of employment and the second after the first year of employment. If applicable, the bonus for eight (8) additional units will be paid at the end of the quarter in which the eighth unit first provides commercial service. If applicable, the bonus for each additional unit beyond the eighth unit will be paid at the end of the quarter in which such unit first provides commercial service.

The Company shall provide the Executive the opportunity to earn a bonus for subsequent years of Executive’s employment based on a bonus plan to be developed by the Company and provided to Executive prior to the commencement of such periods.